EXHIBIT 99.1

PRESS RELEASE
Contact:	Mark E. Hood
SVP, Chief Financial Officer (314-633-7255)

Panera Bread Reports System-Wide Comparable Bakery-Cafe Sales Increased 6.4%
For the Four Weeks Ended March 22, 2005

St. Louis, MO, April 5, 2005 – Panera Bread Company (Nasdaq:PNRA) today reported that system-wide comparable bakery-cafe sales increased 6.4% for the four weeks ended March 22, 2005. The breakdown between Company-owned and franchised bakery-cafes is as follows:

	For the 4 weeks ended	For the 12 weeks ended
	March 22, 2005	March 22, 2005
Company-owned	6.8%	7.4%
Franchised	6.2%	6.3%
Total System	6.4%	6.6%

Comparable bakery-cafe sales increases exclude closed locations and are based on sales for bakery-cafes that have been in operation for at least 18 months.

As previously announced, the Company is changing its fiscal week in 2005 to end on Tuesday rather than Saturday. This change occurred in the period ended March 22, 2005. The additional three days in the period ended March 22, 2005 have been excluded for comparative purposes. Management believes the presentation of comparable bakery-cafe sales for the period ended March 22, 2005 excluding the additional three days in 2005 is a more meaningful and useful gauge of the Company’s performance because it makes consistent the length of the periods on which the comparison is based.

Included above are franchised and system-wide comparable bakery-cafe sales increases. System-wide sales are a non-GAAP financial measure that includes sales at all company bakery-cafes and franchise bakery-cafes, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning and budgeting analyses, and believes it is useful in assessing consumer acceptance of the Company’s brand and facilitates understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names. The Company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the Company’s website, www.panera.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “may”, “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “will”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 25, 2004.